EXHIBIT 10.9



                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------


        EXECUTIVE EMPLOYMENT AGREEMENT made as of October 27, 1998 among Hills Stores Company, a Delaware corporation (the "Company"), Hills Department Store Company, a Delaware corporation and wholly-owned subsidiary of the Company (the "Subsidiary"), each having its principal office at 15 Dan Road, Canton, Massachusetts 02021-9128, and Chaim Y. Edelstein (the "Executive"), an individual residing at the address specified on the signature page hereof.


        The Company and the Subsidiary each desire to employ the Executive in the capacities of President and Chief Executive Officer, and the Executive desires to be so employed by the Company and the Subsidiary, in each case subject to the terms and conditions set forth in this agreement (the "Agreement").


        Now, therefore, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive intending to be legally bound hereby agree as follows:


        1. EMPLOYMENT: TERM. The Company and the Subsidiary each hereby employ the Executive, and the Executive hereby accepts such employment and agrees to serve the Company and the Subsidiary, upon the terms and conditions hereinafter set forth, for a term commencing on October 27, 1998 (the "Commencement Date") and terminating on May 1, 2000 (the "Ending Date") unless terminated earlier in accordance with Section 5 (the "Term").


        2.      POSITION: CONDUCT.

                (a) During the Term, the Executive will hold the titles and offices of, and serve in the positions of, President and Chief Executive Officer of the Company and the Subsidiary. The Executive shall report to the Board of Directors of the Company and the Subsidiary and shall perform such specific duties and services of a chief executive nature (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Company, without additional compensation) as they shall reasonably request consistent with the Executive's position; provided, however, if there is ever any conflict between the instructions of the Board of the Company and the instructions of the Board of the Subsidiary, the instructions of the Board of the Company shall govern.

                (b) During the Term, the Executive agrees to (i) devote his full time and attention and best efforts to the business and affairs of the Company and the Subsidiary and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities; (ii) abide by all applicable policies of the Company and the Subsidiary from time to time in effect provided that such policies are reasonable and comply with applicable law; and (iii) not take any action or conduct himself in any manner which would

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be reasonably likely to harm the reputation or goodwill of the Company or the
Subsidiary. Nothing in this Section shall preclude the Executive from devoting reasonable time and attention to (A) serving, with the prior approval of the Board of Directors of the Company and the Subsidiary, as director, trustee or member of a committee of any organization; (B) engaging in charitable and community activities; and (C) managing his personal investments and affairs; provided that such activities do not involve any material conflict of interest with the interests of the Company or individually or collectively interfere materially with the performance of his duties and responsibilities as contemplated under this Agreement.

                (c) During the Term, the Executive will reside in New York, New York but will, however, spend substantially all of his working time at the Company's headquarters in Canton, MA and Pittsburgh, PA and at the Company's store locations and other facilities.


        3. BOARDS OF DIRECTORS. While it is understood that the right to elect directors of the Company is by law vested in the stockholders and directors of the Company, it is nevertheless mutually contemplated that, subject to such rights, the Executive will continue to serve as a member of the Company's Board of Directors following the Commencement Date. In this regard, the Company will nominate the Executive for reelection to successive terms as a member of the Board of Directors of the Company during the Term. The Company will cause the Executive to serve as a member of the Board of Directors of the Subsidiary and use its reasonable efforts to retain him as such during the Term. The Executive agrees to serve on the Board of Directors of the Company and the Subsidiary without additional compensation.


        4.      SALARY: ADDITIONAL COMPENSATION: PERQUISITES AND BENEFITS.

                (a) As an inducement to Executive to accept the position of President and Chief Executive Officer, the Company will pay the Executive a signing bonus (the "Signing Bonus") in the amount of $500,000 upon execution of this Agreement. The Signing Bonus will be returned by the Executive, pro rata, if the employment of the Executive is terminated by the Company for Cause (as that term is defined in Section 6(d)) or if the Executive terminates his employment without Good Reason (as that term is defined in Section 6(e); such termination without Good Reason not to include for any purpose under this Agreement termination on account of death or Disability (as hereinafter defined)) prior to the Ending Date; provided, however, that the Executive will not be required in these circumstances to return any portion of the Signing Bonus if (x) the Executive has served at least six months and (ii) prior to the termination of the Executive's employment as aforesaid, the Company has entered judicially supervised reorganization proceedings ("Reorganization Proceedings"). The amount of the Signing Bonus to be returned shall be in the proportion that the number of days remaining to the Ending Date at the time of termination bears to the total number of days from the Commencement Date to the Ending Date. For the avoidance of doubt, the parties acknowledge that if the Executive's employment is terminated at any time following the Company's rejection or disaffirmance of this Agreement, the Executive will not be required to return any portion of the Signing Bonus.

                (b) During the Term, the Company and the Subsidiary will pay the Executive a salary at an annual rate of $1,000,000 per annum. Such salary shall be paid in installments in accordance with the Company's standard practice, but not less frequently than monthly.

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                (c)     The Executive will not be eligible to earn a bonus
during the Term, except as provided in clause (d) below.

                (d) The Executive will receive a success bonus (a "Success Bonus") as follows, up to the amount of $1,500,000 in total under the circum-stances set forth clauses (i) through (iii) below (such that if the conditions specified in more than one of such clauses is satisfied, the Executive will receive the amount provided in all of such clauses up to a total of $1,500,000 but not in excess thereof):

                (i) The Executive will receive a bonus of $1,500,000 if the Company engages in a merger, consolidation, reorganization or recapitalization, or a sale or other exchange of substantially all of the assets, or any similar business combination or restructuring transaction (a "Capital Transaction"), during the Term and as a result of which the holders of the common stock of the Company (the "Common Stock") shall receive consideration of at least $2.50 per share in value, (such amounts to be appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or similar capital transactions affecting the Common Stock occurring after the date of this Agreement (each, a "Stock Change")). Such bonus will be payable if the Capital Transaction occurs (i) during the Term or (ii) within one year following the expiration of the Term, if the transaction is attributable in substantial part to actions, plans or strategies implemented by the Executive during the Term. The bonus will be payable promptly following the consummation of the Capital Transaction, provided that if the Company is not the surviving corporation in the Capital Transaction, the Company shall not consummate the transaction unless the surviving corporation agrees to be bound by the Company's obligations under this clause (i). If the consideration received by the holders of the Common Stock in any Capital Transaction is other than cash, the value of such non-cash consideration shall be as determined by the Board of Directors of the Company in good faith on the advice of an investment banking firm of national reputation and standing selected by the Board and reasonably acceptable to the Executive.

                (ii) The Executive will receive a bonus of $500,000 if the closing price of the Company's Common Stock as reported on the consolidated transaction tape of the New York Stock Exchange or, if the Company's Common Stock is then listed on the National Market System of the Nasdaq Stock Market, on such stock market (the "Stock Price") exceeds $2.50 per share (subject to appropriate adjustment for one or more Stock Changes) for 20 trading days during any 30 day trading period commencing after the date the Company releases its results of operations for the fourth quarter of its fiscal year ended January 31, 1999. The Executive will receive a bonus of $1,500,000 ($1,000,000 if the Executive has earned a bonus pursuant to the preceding sentence) if the Stock Price exceeds $2.50 per share (subject to appropriate adjustment for one or more Stock Changes) for 20 trading days during the 40 trading day period preceding the Ending Date. Notwithstanding the foregoing, a bonus will not be payable under this clause (ii) if the period during which the respective Stock Price condition, or any part thereof, is satisfied occurs after the commencement of Reorganization Proceedings.

        A bonus payable under this clause (ii) will be paid promptly following satisfaction of the respective stock price condition; provided, however that if, prior to the Ending Date, the employment of the Executive is terminated by the Company for Cause or by the Executive without Good

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        Reason, the Executive will return the bonus pro rata in the proportion that the number of days from the date of termination to the Ending Date bears to the number of days from the date the bonus became payable to the Ending Date.

                (iii) If the Board of Directors determines in the fair and reasonable exercise of its discretion that the Executive has made a material contribution to the enterprise value of the Company, the Executive will be awarded a bonus in the discretion of the Board of up to $1,500,000.

                (e) Unless and until Executive notifies the Company that he elects to participate in a health plan maintained by the Company, the Company will pay the Executive in amount equal to the premiums payable on the health insurance policy maintained by the Executive as of the date of this Agreement.

                (f) During the Term, the Executive will participate in all benefit plans now existing or hereafter adopted for the general benefit of the Company's or the Subsidiary's employees (not including equity or incentive based compensation programs or any bonus, severance or profit sharing plans) such as retirement plans, life and health insurance plans, or other insurance plans and benefits (collectively, subject to the aforementioned exceptions, "Benefit Plans"), if and to the extent that Executive is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time; provided, however, the Executive shall not be adversely affected by any change to such plans unless such change is applicable to all senior executives of the Company. The Executive will be included in any Company or Subsidiary Benefit Plans in which senior executives of the Company and the Subsidiary participate. To the extent permitted by law, the terms of the respective plans (as such terms are currently in effect or may be amended to accommodate the provisions of this sentence) and applicable federal tax restrictions all waiting periods and vesting periods for such plans of the Company and the Subsidiary will be waived for the Executive. Notwith-standing the foregoing, for so long as the Executive is receiving payments pursuant to subsection (e), the Executive shall not be entitled to participate in any health plans of the Company or the Subsidiary.

                (g) The Company and the Subsidiary will reimburse the Executive, in accordance with their standard policies from time to time in effect, for such reasonable and necessary documented out-of-pocket business expenses as may be incurred by the Executive during the Term in the performance of his duties.

                (h) Without limiting the provisions of subsection (g), the Executive shall be entitled to reimbursement for all reasonable travel, food and lodging expenses outside of New York, New York.

                (i) The Executive will be entitled to a vacation period to be credited and taken in accordance with Company policy from time to time in effect for similarly situated executives, which in any event shall not be less than a total of four weeks per calendar year, beginning with the first calendar year of this Agreement (pro rata as to portions of years).

                (j) The Executive's rights under this Agreement with respect to the plans, programs, perquisites and policies of the Company and the Subsidiary shall not preclude the Company or the Subsidiary from modifying or terminating any such plan, program, perquisite or policy, subject to the

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Executive's right, in accordance with the terms of this Agreement, to partici-
pate in or be eligible for such program, perquisite or policy as so modified or any replacement thereof.


        5.      TERMINATION.

                (a) The Term will terminate at the election of the Company or the Subsidiary immediately upon notice from the Company or the Subsidiary to the Executive.

                (b) The Term will terminate forthwith upon the Executive's death or, upon notice by the Company or the Executive, upon the Executive's Disability. As used herein the term "Disability" means the Executive's inability to perform the Executive's duties and responsibilities as contemplated under this Agreement for a period of more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on the Executive and the Company. The Executive, the Executive's legal representative or any adult member of the Executive's immediate family shall have the right to present to the Company and such physician such information and arguments on the Executive's behalf as the Executive or they deem appropriate, including the opinion of the Executive's personal physician. Should the Executive become incapacitated, the Executive's employment shall continue and all salary and other compensation otherwise due to the Executive hereunder shall be continued through the date on which the Executive's employment is terminated for Disability.


        6.      SEVERANCE.

                (a) In the event that the Term is terminated by the Company or the Subsidiary for Cause, or if the Executive terminates his employment here-under without Good Reason, the Company and the Subsidiary will pay to the Executive an amount equal to the Executive's accrued but unpaid salary pursuant to Section 4(b) through the date of such termination, additional salary payments in lieu of the Executive's accrued and unused vacation for the current calendar year (on a pro rata basis), any Success Bonus earned but not paid prior to the date of termination (subject to any applicable pro rata adjustment as provided in Section 4(d)), unreimbursed business expenses in accordance with Section 4(g) and Section 4(h), unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the applicable plans and any and all other benefits provided under the terms of the applicable Benefit Plans to terminated employees (all such payments being hereinafter referred to as the "Standard Termination Payments"), less any amount of the Signing Bonus or a Success Bonus required to be returned by the Executive as provided in Section 4(d); provided that the Executive will continue to be obligated to repay the amount of any bonus required to be repaid under Section 4(d) to the extent not offset against the Standard Payments as aforesaid.

                (b) Upon the Executive's death or termination for Disability, the Company and the Subsidiary shall pay to the Executive's estate or the Executive, as the case may be, the Standard Termination Payments. Any and all death benefits under the Benefit Plans shall be paid to the Executive's beneficiary or beneficiaries as duly designated in writing by the Executive.

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                (c)     In the event that the Company or the Subsidiary
terminate the Executive's employment under this Agreement without Cause or the Executive terminates his employment hereunder for Good Reason, so long as the Executive shall not have breached the Executive's obligations to the Company under Section 7 and Section 8 hereof (without limitation to any other remedy available to the Company), the Company shall (i) pay the Executive a lump sum payment equal to his salary pursuant to Section 4(b) for the remainder of the Term, (ii) continue in effect the Executive's benefits under Section 4(e) or their equivalent for the remainder of the Term, (iii) pay the Executive any Success Bonus payable under Section 4(d) earned but not paid prior to the date of termination, and (iv) if and only if the Executive terminates his employment for Good Reason as a result of a Change of Control, pay to the Executive $1,500,000 less the amount of any Success Bonus earned by the Executive prior to termination, such difference to be pro rated in the proportion that the number of days from the Commencement Date to the date of termination bears to the total number of days from the Commencement Date to the Ending Date.

                (d)     As used herein the term "Cause" means:

        (i) The Executive's willful or intentional failure or refusal to perform or observe any of the Executive's material duties, responsibilities or obligations set forth in, or as contemplated under, this Agreement, if such breach is not cured within 30 days after notice thereof to the Executive by the Company or the Subsidiary.

        (ii) Any willful or intentional act or failure to act involving fraud, theft, embezzlement, dishonesty or moral turpitude (collectively, "Fraud") affecting the Company or the Subsidiary or any supplier or employee of the Company or the Subsidiary; or

        (iii) Conviction of (or plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud;

                (e) As used herein, termination of employment hereunder by the Executive for "Good Reason" shall mean the Executive's termination of his employment upon notice to the Company following

        (i) assignment to the Executive of duties and responsibilities materially inconsistent with the Executive's position as described in Section 2(a);

        (ii)    the removal of the Executive from his position;

        (iii) the failure of the Executive to be elected to the Board of Directors of the Company and the Subsidiary or the removal of the Executive from either Board other than for Cause;

        (iv) any change in any employee benefit plan in effect and applicable to the Executive and such change, taking into account any offsetting increase in compensation or benefits, constitutes a material reduction in the Executive's over-all compensation considered as a whole; or

        (v) a change in the location of the Company's principal business offices from Canton, MA, Pittsburgh, PA or New York, NY;

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        (vi)    an actual or deemed rejection or disaffirmance by the Company of its obligations under the Agreement;

        (vii)   a Change in Control (as defined below); or

        (viii)  a material breach by the Company of the terms of this Agreement,

in each case without the Executive's consent, which termination shall be effective 30 days after prompt notice of such circumstances by the Executive to the Company, if such circumstances have not been cured prior to such date.

        "Change of Control" means the Continuing Directors ceasing to consti-tute a majority of the Board of Directors of the Company. "Continuing Director" means any director of the Company on the date of this Agreement and any person nominated for election as a director by a majority of the Continuing Directors in office at the time of such nomination.

                (f) In the event that the Term is terminated for any reason, the payments provided in this Section 6 shall constitute complete satisfaction of all obligations of the Company and the Subsidiary to the Executive pursuant to this Agreement. Upon any such termination, the Executive shall cease to be an employee of the Company and Subsidiary for all purposes, and (except as otherwise expressly set forth in this Section 6) the Company and the Subsidiary shall have no obligation to provide the Executive with any employee benefits or perquisites hereunder. The Executive's rights set out in this Section 6 shall constitute the Executive's sole and exclusive rights and remedies as a result of the Executive's actual or constructive termination of employment without Cause.


        7.      CONFIDENTIAL INFORMATION.

                (a) The Executive acknowledges that the Company, its subsidiaries, affiliated companies and ventures from time to time (collectively, including the Company, the "Company Affiliates") own and have developed and/ compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to their business ("Confidential Information"). Confidential Information includes not only information disclosed by the Company Affiliates to the Executive, but also information developed or learned by the Executive during the course or as a result of employment here-under, which information the Executive acknowledges is and shall be the sole and exclusive property of the Company Affiliates. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Company Affiliates are engaged or contem-plate engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of any of the Company Affiliates, whether or not such information is specifically labelled as Confidential Information by a Company Affiliate. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by any Company Affiliate concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising oppor-tunities, expansion plans, designs, plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and

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salary, staffing and employment information.  Notwithstanding the foregoing,
Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to the Executive through no wrongful act of any person or (iii) which the Executive is required to disclose by applicable law or regulation (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company and the Subsidiary at their expense in seeking a protective order or other appro-priate protection of such information).

                (b) The Executive acknowledges and agrees that in the performance of his duties hereunder the Company Affiliates will from time to time disclose to him and entrust him with Confidential Information. The Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the interests of the Company Affiliates, an invasion of privacy and an improper disclosure of trade secrets. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of his assigned duties and for the benefit of the Company Affiliates, any Confidential Information, either during the Term or thereafter.

                (c) In the event the Executive's employment with the Company and the Subsidiary ceases for any reason, the Executive will not remove from the premises of the Company or the Subsidiary without their prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Company Affiliates, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when the Executive's employment with the Company and the Subsidiary terminates, the Executive will immediately deliver the same to the Company.

                (d) During the Term, the Executive will disclose to the Company and the Subsidiary all designs, inventions and business strategies or plans developed by the Executive during such period which relate directly or indirectly to the business of the Company Affiliates, including without limitation any process, operation, product or improvement. The Executive agree that all of the foregoing are and will be the sole and exclusive property of the Company and the Subsidiary and that the Executive will at the request and cost of the Company or the Subsidiary do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company or the Subsidiary.

                (e) The Executive, the Company and the Subsidiary agree that the Executive shall not disclose to any Company Affiliate or use for the benefit of any Company Affiliate, any information which may constitute trade secrets or confidential information of third parties, to the extent the Executive has any such secrets or information.

                (f) The provisions of this Section 7 shall survive the termination of this Agreement and the Term.


        8.      RESTRICTIVE COVENANTS.

                (a) The Executive acknowledges and agrees (i) that the services to be rendered by the Executive for the Company and the Subsidiary are of a special, unique, extraordinary and personal character, (ii) that the

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<page 9>
Executive has and will continue to develop a personal acquaintance and relation-ship with one or more of the employees, suppliers and independent contractors of the Company Affiliates, which may constitute the primary or only contact of the Company or Subsidiary with such employees, suppliers and independent contractors, and (iii) that the Executive will be uniquely identified by employees, suppliers, independent contractors and retail customers with the Company and the Subsidiary. Consequently, the Executive agrees that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Company and the Subsidiary that the Executive make the covenants contained in this Section 8.

                (b) The Executive agrees that, during the Term and for three months thereafter, the Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the Territory; provided however that nothing contained in this
Section 8(b) shall prevent the Executive from owning less than 2% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 8(b), the term "Competing Business" shall mean a business engaged in the operation of discount retailing department stores. For purposes of this
Section 8(b), the term "Territory" means any location within a radius of 10 miles from any location at which any Company Affiliate then operates a discount retailing department store and or any location at which, at the date of termination of the Executive's employment hereunder, any Company Affiliate has taken substantial steps toward establishing such operations.

                (c) The Executive agrees that, during the Term and for one year thereafter, the Executive shall not, directly or indirectly,

                (i) seek to employ or engage, or assist anyone else to seek to employ or engage, any person who at any time during the year preceding the termination of the Executive's employment hereunder was in the employ of any of the Company Affiliates or was an independent contractor providing material merchandising, marketing, sales, financial or management consulting services in connection with the business of any of the Company Affiliates and with whom the Executive had regular contact; or

                (ii) interfere in any manner in the relationship of any Company Affiliate with any of its suppliers or independent contractors, whether or not the relationship between such Company Affiliate and such supplier or independent contractor was originally established in whole or in part by the Executive's efforts; provided, however, that following three months after the end of the Term it shall not be deemed a violation of this clause (ii) for the Executive to engage in ordinary business contacts on behalf of competitors of the Company with suppliers of the Company and with those independent contractors of the Company who do not devote substantially all of their time to the Company.

As used in this Section 8, the "supplier" shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a supplier of any Company Affiliate or which was a supplier at any time during the one-year period immediately preceding the date of termination of employment.

                (d) The provisions of this Section 8 shall survive the termination of this Agreement and the Term.

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        9.      SPECIFIC PERFORMANCE.  The Executive acknowledges that the
Company Affiliates would sustain irreparable injury in the event of a violation by the Executive of any of the provisions of Section 7 or Section 8 hereof, and by reason thereof the Executive consents and agrees that if the Executive violates any of the provisions of Section 7 or Section 8, in addition to any other remedies available, the Company or the Subsidiary shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining the Executive from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent juris-diction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.


        10. WITHHOLDING. The parties understand and agree that all payments to be made by the Company and the Subsidiary pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company and the Subsidiary.


        11. NO CONFLICT. The Executive represents and warrants that the Executive is not party to or subject to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting the Executive's ability to act for the Company and the Subsidiary in all of the respects contemplated hereby.


        12. NOTICES. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission (with a copy dispatched by express delivery or registered or certified mail hereunder); or by express delivery via express mail or any reputable express courier service, in each case addressed:

        to the Company and the Subsidiary:

        Hills Stores Company
        15 Dan Road
        Canton, MA 02021-9128
        Attention: Corporate Counsel
        Fax:            617-821-6966
        Confirm:        617-821-1000

and to the Executive at the address set forth on the signature page or, as to each party, at such other address as may be designated by notice in the manner set forth herein. Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery.


        13.     MISCELLANEOUS.

                (a) The failure of any party at any time to require perfor-mance of any provision hereunder will in no way affect the right of that or any other party thereafter to enforce the same or to enforce any of the other provisions in this Agreement; nor will the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

                                      -10-
<page 11>
                (b) This Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. In the event of any attempted assignment or transfer of rights hereunder by the Executive contrary to the provisions hereof (other than as may be required by law), the Company and the Subsidiary will have no further liability for payments hereunder. The rights and obligations of the Company and the Subsidiary hereunder will be binding upon and run in favor of the successors and assigns of the Company and the Subsidiary.

                (c) Each of the covenants and agreements set forth in this Agreement is a separate and independent covenant which as been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

                (d) This Agreement has been made and will be governed in all respects by the laws of the State of Massachusetts applicable to contracts made and to be wholly performed within such state, and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of Massachusetts and federal courts located therein for the purpose of enforcing this Agreement.

                (e) Any controversy arising out of or relating to this Agreement, including, without limitation, any determination of the Company or the Board of Directors under clause (i) of Section 4(d) but not including a determination of the Board of Directors under clause (iii) of Section 4(d) unless such determination constitutes a clear abuse of discretion, or the breach hereof shall be settled by arbitration in New York, New York, Borough of Manhattan, by a single neutral arbitrator in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 7 or Section 8 hereof, the Company and the Subsidiary shall in their sole discretion be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found.

                (f) This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions among the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by all of the parties hereto.

                (g) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.



                                      -11-
<page 12>
                (h) The provisions of this Agreement which by their terms call for performance subsequent to termination of the Term hereunder, or of this Agreement, shall so survive such termination.

                (i) The Company shall pay to the Executive all reasonable costs incurred by the Executive in any proceeding for the successful enforcement of the terms of this Agreement, including reasonable costs of investigation and reasonable attorney's fees and expenses.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        HILLS STORES COMPANY

                                        By: /s/ Mark Dickstein
                                           -------------------------
                                           Name:
                                           Title:

                                        HILLS DEPARTMENT STORE
                                          COMPANY

                                        By: /s/ Mark Dickstein
                                           -------------------------
                                           Name:
                                           Title:

Accepted and Agreed:                    HILLS DEPARTMENT STORE COMPANY
                                        HILLS STORES COMPANY

/s/ Chaim Y. Edelstein                  By: William K. Friend
-------------------------                  -------------------------
Chaim Y. Edelstein                          Sr. Vice President-Secretary

Address for notices:

1040 Park Avenue, Apt. 12E
New York, New York 10028
Fax:      212 831-4089
Confirm:  212 831-3286

With a copy to:

Robert Gelfman, Esq.
Battle Bowler LLP
75 East 55th Street
New York, New York 10022
Fax:      212 856-7802
Confirm:  212 856-7000









                                      -12-
<page 13>
                              HILLS STORES COMPANY
                                  15 Dan Road
                        Canton, Massachusetts 02021-9128


                                                November 6, 1998


Mr. Chaim Edelstein
1040 Park Avenue, Apt. 12E
New York, New York 10028

Dear Mr. Edelstein:

        Reference is made to the Executive Employment Agreement (the "Employment Agreement") made as of October 27, 1998 among Hills Stores Company (the "Company"), Hills Department Store Company and you. Capitalized terms used here without definition have the meanings assigned to them in the Employment Agreement.

        The Company is at the present time in discussions with a third party (the "Third Party"), with whom the Company has executed a confidentiality agree-ment dated August 21, 1998, pursuant to which such party would acquire 100% of the outstanding equity of the Company.

        Notwithstanding anything to the contrary in the Employment Agreement,
(i) at such time as the Third Party shall acquire or irrevocably accept for payment more than 51% of the outstanding equity stock of the Company (a "Change of Control Event"), you shall be paid an amount equal to (x) the full amount of the Success Bonus, and (y) your aggregate salary for the remainder of the Term; and (ii) you shall continue your employment with the Company, without any additional compensation, for 60 days following the date of the Change of Control Event. Thereafter, you may terminate your employment with the Company at any time, and you shall not be required to return any portion of the Signing Bonus. The payments made to you upon the occurrence of a Change of Control Event shall be in full satisfaction of all amounts of salary and bonus that may otherwise be due to you under the Employment Agreement.

        Other than as set forth in this letter, the Employment Agreement remains in full force and effect. This letter shall not apply to a transaction with any person other than the Third Party or to a Change of Control Event with the Third Party that occurs after June 30, 1999.

        If this letter accurately reflects your agreement to the matters set forth herein, please sign in the space indicated below.

                                                Very truly yours,

                                                HILLS STORES COMPANY

                                                By: /s/ Mark Dickstein
                                                   -------------------------
                                                Name and Title:

ACCEPTED:                                       HILLS DEPARTMENT STORE COMPANY

/s/ Chaim Edelstein                             By: /s/ William K. Friend
-------------------------                          -------------------------
Chaim Edelstein                                    Sr. Vice President-Secretary